                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                               MASCOTECH, INC.
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                               MASCOTECH, INC.
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                                MASCOTECH, INC.
                              21001 Van Born Road
                             Taylor, Michigan 48180

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF MASCOTECH, INC.:

     The Annual Meeting of Stockholders of MascoTech, Inc. will be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 17, 1994 at 2:00 P.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect two Class III Directors;

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 1, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

     Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                              By Order of the Board of Directors

                                                      /s/ EUGENE A. GARGARO, JR.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

April 18, 1994

                                PROXY STATEMENT

                    To be mailed on or about April 22, 1994

                       ANNUAL MEETING OF STOCKHOLDERS OF
                                MASCOTECH, INC.

                                  May 17, 1994

                              GENERAL INFORMATION

     The solicitation of the enclosed Proxy is made by the Board of Directors of MascoTech, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at its offices at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 17, 1994 at 2:00 P.M., Eastern daylight time, and at any adjournment thereof.

     The expense of this solicitation will be borne by the Company. Solicitation will be by use of the mails, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

     Stockholders of record as of the close of business on April 1, 1994 will be entitled to vote at the meeting. On that date, the outstanding voting securities of the Company consisted of 60,378,517 shares of common stock, $1 par value per share ("Company Common Stock"), and 10,800,000 shares of $1.20 Convertible Preferred Stock ("Company Preferred Stock"). Each share of outstanding Company Common Stock entitles the holder to one vote and each share of outstanding Company Preferred Stock entitles the holder to 4/5 of one vote. The Company Common Stock and the Company Preferred Stock vote together as a single class. The Company has been advised that Masco Corporation and Directors of the Company hold in the aggregate approximately 41 percent of the Company's voting securities and intend to vote their shares in favor of the nominees and in accordance with the recommendations of the Company's Board of Directors on any other matters.

     The shares represented by the Proxy will be voted as instructed if received in time for the meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by timely written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 21001 Van Born Road, Taylor, Michigan 48180, or at the Annual Meeting.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. The term of office of the Class III Directors expires at this meeting and the Board of Directors proposes the re-election of Erwin H. Billig and John A. Morgan to serve as the Class III Directors for a term expiring at the 1997 Annual Meeting or until their respective successors are elected and qualified. The current Class I and Class II Directors intend to continue in office for their respective terms. The Board of Directors expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of such nominees unless a contrary direction is indicated. If prior to the meeting any nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

     Presence in person or by proxy of holders of a majority of outstanding shares of stock of the Company entitled to vote will constitute a quorum at the Annual Meeting. Broker non-votes and abstentions do not affect the determination of whether a quorum is present. Assuming a quorum is present, Directors are elected by a plurality of the votes cast. The two individuals who receive the largest number of votes cast are elected as Directors; therefore, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.

     Information concerning the nominees and continuing Directors is set forth below.



                                                                                SHARES OF COMPANY
                   NAME, AGE, PRINCIPAL                      HAS SERVED AS A       COMMON STOCK
               OCCUPATION AND DIRECTORSHIPS                  DIRECTOR OF THE    BENEFICIALLY OWNED
          OF OTHER PUBLICLY REGISTERED COMPANIES              COMPANY SINCE     AS OF APRIL 1, 1994
- ----------------------------------------------------------   ---------------    -------------------
     CLASS I (TERM TO EXPIRE AT 1995 ANNUAL MEETING)
Richard A. Manoogian, 57..................................         1984             4,676,626
  Chairman of the Board and Chief Executive Officer of the
  Company and of Masco Corporation and Chairman of the
  Board of TriMas Corporation; Director of NBD Bancorp,
  Inc.

     CLASS II (TERM TO EXPIRE AT 1996 ANNUAL MEETING)

Peter A. Dow, 60..........................................         1992                12,350
  Vice Chairman, Chief Operating Officer and Chairman of
  the Executive Committee of Lintas: Campbell-Ewald, an
  advertising and marketing communications company;
  Director of Fretter, Inc.

Eugene A. Gargaro, Jr., 52................................         1984               155,774
  Vice President and Secretary of Masco Corporation;
  Director of TriMas Corporation

Richard G. Mosteller, 61..................................         1984                18,000
  Senior Vice President -- Finance of Masco Corporation



                                                                                SHARES OF COMPANY
                   NAME, AGE, PRINCIPAL                      HAS SERVED AS A      COMMON STOCK
               OCCUPATION AND DIRECTORSHIPS                  DIRECTOR OF THE    BENEFICIALLY OWNED
          OF OTHER PUBLICLY REGISTERED COMPANIES              COMPANY SINCE     AS OF APRIL 1, 1994
- ----------------------------------------------------------   ---------------    -----------------
     CLASS III (NOMINEES FOR TERM TO EXPIRE AT 1997 ANNUAL
     MEETING)

Erwin H. Billig, 67.......................................         1988               189,980
  Vice Chairman of the Board of the Company and its former
  President and Chief Operating Officer; Director of Titan
  Wheel International, Inc.

John A. Morgan, 63........................................         1984                24,000
  Partner, Morgan Lewis Githens & Ahn, investment bankers;
  Director of FlightSafety International, Inc., Masco
  Corporation, McDermott International, Inc. and TriMas
  Corporation

     For further information concerning beneficial ownership, see "Security Ownership of Management and Certain Beneficial Owners." For further information concerning Masco Corporation and TriMas Corporation, see "Certain Relationships and Related Transactions."

     All of the nominees and other Directors have been engaged during the past five years in the occupations listed in the preceding table, except as described below. Mr. Billig was President and Chief Operating Officer of the Company until his retirement in October 1992 at which time he became Vice Chairman of the Board. Mr. Gargaro was a partner in the law firm of Dykema Gossett until he became Vice President and Secretary of Masco Corporation in October, 1993.

     The Board of Directors held nine meetings during 1993. The Audit Committee of the Board of Directors, consisting of Messrs. Dow and Morgan, held two meetings during 1993. It reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent accountants, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Messrs. Dow, Gargaro and Morgan, held four meetings during 1993. It establishes and monitors executive compensation and administers and determines awards and options granted under the Company's restricted stock incentive and stock option plans. The Board of Directors has not established a separate committee of its members to nominate candidates for election as Directors.

     Peter R. Fink, a Director of the Company since 1985, passed away during 1993. Mr. Fink's wisdom, guidance, enthusiasm and valued contribution to the Company's success over the years will be greatly missed.

COMPENSATION OF DIRECTORS

     Each Director (other than Mr. Manoogian, who is also a Company employee) receives an annual fee and $750 for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board holds a meeting) which the Director physically attends. The annual fee paid for 1993 was $38,000.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning beneficial ownership of Company Common Stock as of April 1, 1994 by (i) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock, (ii) each of the Directors, (iii) each of the executive officers and (iv) all Directors and executive officers of the Company as a group.

                                                  SHARES OF          PERCENTAGE OF COMPANY
                                             COMPANY COMMON STOCK        COMMON STOCK
                       NAME                   BENEFICIALLY OWNED      BENEFICIALLY OWNED
        ----------------------------------   --------------------    ---------------------
        Richard A. Manoogian..............         4,676,626                   7.6
          21001 Van Born Road
          Taylor, Michigan 48180

        Masco Corporation.................        24,824,690                  41.0
          21001 Van Born Road
          Taylor, Michigan 48180

        Erwin H. Billig...................           189,980                     *

        Peter A. Dow......................            12,350                     *

        Eugene A. Gargaro, Jr.............           155,774                     *

        John A. Morgan....................            24,000                     *

        Richard G. Mosteller..............            18,000                     *

        Lee M. Gardner....................            79,020                     *

        Timothy Wadhams...................            45,520                     *

        All eight Directors and
          executive officers of the
          Company as a  group
          (excluding subsidiary,
          divisional and group
          executives).....................         5,104,496                   8.3

     Information regarding Company Common Stock owned by the Directors, executive officers and the Directors and executive officers as a group in the foregoing table includes shares held by certain foundations and trusts and under employee long-term incentive programs, as described below, and except for shares so held, the Directors and executive officers have sole voting and investment power with respect to their shares. Shares owned by the Directors and the executive officers of the Company as a group and by Messrs. Manoogian and Gargaro include in each case 96,774 shares which could be acquired upon conversion of the convertible debt securities owned by a charitable foundation of which Messrs. Manoogian and Gargaro are Directors. Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include in each case 202,560 shares owned by a charitable foundation of which Mr. Manoogian is a Director, and 225,716 shares which could be acquired upon conversion of convertible securities owned by such foundation. In addition, Mr. Manoogian may be deemed to be the beneficial owner of 200,000 shares of the Company Preferred Stock (1.9 percent of the total issue outstanding) owned by such charitable foundation. Shares owned by Mr. Gargaro and by all Directors and executive officers of the Company as a group include in each case 2,000 shares owned by a charitable foundation of which Mr. Gargaro is a Director and 27,000 shares held by trusts, of which Mr. Gargaro is a trustee. The Directors of the foundations and the trustees exercise voting and investment power with respect to the securities owned by the foundations and trusts, but Messrs. Gargaro and Manoogian disclaim beneficial ownership of such securities. The table also includes 80,000 shares for Mr. Billig, 660,000 shares for Mr. Manoogian and 740,000 shares for all Directors and executive officers as a group issuable under stock options that are exercisable prior to May 31, 1994, as well as unvested restricted award shares held under Masco Corporation's and the Company's stock incentive plans described under "Compensation of Executive Officers" (95,620 shares for Mr. Billig, 71,220 shares for Mr. Gardner, 214,800 shares for Mr. Manoogian, 18,000 shares for Mr. Mosteller, 44,400 shares for Mr. Wadhams and 444,040 shares for all Directors and executive officers as a group). Masco Corporation and Mr. Manoogian may each be deemed a controlling person of the Company by reason of their respective significant ownership of shares of Company Common Stock and, in the case of Mr. Manoogian, his position as a Director and an executive officer of the Company.

     In addition to the Company Common Stock shown in the foregoing table, Masco Corporation owns warrants to purchase 10 million shares of Company Common Stock which cannot be exercised if, after giving effect to such exercise, Masco Corporation would own more than 35 percent of the outstanding shares of Company Common Stock. See "Certain Relationships and Related Transactions" for information regarding these warrants.

     The following table sets forth information concerning beneficial ownership of Company Preferred Stock by all persons known by the Company to be the beneficial owners of five percent or more of Company Preferred Stock. The Company is relying upon information as of December 31, 1993 set forth in
Schedule 13Gs filed by the entities listed below.

                                                                                   PERCENTAGE OF
                                               SHARES OF COMPANY PREFERRED    COMPANY PREFERRED STOCK
                    NAME                        STOCK BENEFICIALLY OWNED        BENEFICIALLY OWNED
                    ----                       ---------------------------    -----------------------
Invesco PLC.................................             800,000                         7.4
  11 Devonshire Square
  London, England

Salomon Inc.................................             841,500                         7.8
  Seven World Trade Center
  New York, New York 10048

Scudder, Stevens & Clark, Inc...............             600,000                         5.6
  345 Park Avenue
  New York, New York 10154

The TCW Group, Inc..........................             752,300                         7.0
  865 South Figueroa Street
  Los Angeles, California 90017

     Directors and executive officers of the Company own no Company Preferred Stock, except that a charitable foundation of which Mr. Manoogian is a director owns 200,000 shares (1.9 percent) of Company Preferred Stock. The Directors of the foundation exercise voting and investment power with respect to the Company Preferred Stock owned by the foundation, but Mr. Manoogian disclaims beneficial ownership of such shares.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

     In order for the Company to maximize long-term stockholder returns, it is essential that the Company attract, retain and motivate the highest quality management team possible. The Company seeks talented individuals who have the ability to implement competitive business strategies, product development, manufacturing technologies and marketing and service programs to generate long-term profit growth.

     The Company's compensation programs are designed to accomplish these objectives. The Compensation Committee has adopted a primarily subjective approach to compensation arrangements. The Compensation Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent and to provide incentives and rewards for individual and corporate performance. This is combined with a significant degree of flexibility that allows the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors. The use of stock-based incentive programs with extended vesting schedules reflects the emphasis on the goal of long-term enhancement of stockholder value. The Compensation Committee believes these incentives are necessary in order to retain and motivate the talented, results-oriented individuals who lead the Company and who are key to the Company's success.

     Executive officers currently receive a combination of base salary, annual cash bonus and long-term (up to ten-year) incentives utilizing Company Common Stock. In making its decisions the Compensation Committee uses a variety of resources, including published compensation surveys, as it considers information concerning current compensation practices within the Company's industries (including companies that are included in the S&P Manufacturing Diversified Index). In addition, the Compensation Committee takes into account the compensation-related policies and practices of corporations in other industries which are similar to the Company in terms of revenues and market value, because the Committee believes that the Company competes with such companies for executive talent. Although the Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     Annual cash compensation consists of salary and bonus. Base salaries and year-end bonuses are usually adjusted annually. A range of increases is established by management for corporate office employees generally that reflects inflation, promotions and merit. The Compensation Committee then establishes a similar range for the executive officers. The salary range reflects changes observed in general compensation levels of salaried employees, and in particular within the geographic area of the Company's corporate office and within the Company's industries. In addition, the Company's performance for the particular year and the Company's prospects are more significant factors in determining the range for year-end bonuses than in determining the salary range. In connection with the award of bonuses, corporate performance goals are considered by the Committee in light of general economic conditions, and include items such as comparisons of year-to-year operating results, market share performance and the achievement of budget objectives and forecasts. However, the Committee does not identify specific goals that must be satisfied in order for bonuses to be awarded. There can be variations from the established ranges for a variety of subjective factors such as an individual's contribution to the performance of the Company and its affiliates in addition to the competitive considerations noted above. In general, the potential bonus opportunity for executive officers is up to fifty percent of base salary.

     As part of the Company's long-term incentive arrangements, restricted stock awards and stock options are granted under the 1991 Long-Term Stock Incentive Plan. The factors reviewed by the Compensation Committee in determining whether to grant options and awards are generally the same factors considered in determining salaries and bonuses described above. In order to provide a strong incentive and reinforce the individual's commitment to the Company, there can be awards that are significant in size and potential value. The history of awards previously granted to an executive is also a factor in determining new grants, and in general the potential opportunity for annual restricted stock awards is up to thirty percent of base salary. As a result of the Company's extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company's stock price to appreciate. Many other companies have a shorter vesting schedule which enables individuals to receive their incentives in a shorter time period.

     Restricted stock awards granted under the 1991 Plan generally vest in ten percent annual installments over a period of ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The 1991 Plan provides, however, that all shares vest immediately upon death or the occurrence of certain events constituting a change in control of the Company. Each of the named executive officers other than Mr. Manoogian received restricted stock awards in 1993 in conjunction with awards made to key corporate office employees due to the improved financial performance made by the Company during the year.

     Original option grants made under the 1991 Plan generally vest in installments beginning in the third year and extending through the eighth year after grant. Options generally may be exercised until the earlier of ten years from the date of grant or termination of the employment or consulting relationship as to the number of shares then exercisable. The 1991 Plan also provides that upon the occurrence of certain events constituting a change in control of the Company, all options previously granted immediately become fully exercisable. The Compensation Committee may permit Company Common Stock to be used in payment of federal, state and local withholding tax obligations attributable to the exercise of options. Also, the Compensation Committee may accept the surrender of an exercisable option and authorize payment by the Company of an amount equal to the difference between the option exercise price of the stock and its then fair market value.

     Although there were no original stock option grants to the named executive officers in 1993, one of the named executive officers received a restoration option. A restoration option is granted when a participant exercises an original stock option and pays the exercise price by delivering shares of Common Stock. The restoration option is granted equal to the number of shares delivered by the participant and does not increase the number of shares covered by the original option. The exercise price is 100 percent of the fair market value of Company Common Stock on the date the restoration option is granted so that the participant benefits only from subsequent increases in the Company's stock price. The Compensation Committee believes that restoration options help to align more closely the interests of executives with the long-term interests of stockholders and allow executives to maintain the level of their equity-based interest in the Company through a combination of direct stock ownership and options.

     The Compensation Committee has reviewed the new provisions of Internal Revenue Code Section 162(m) relating to the deductibility of executive compensation in excess of $1,000,000, and the proposed regulations relating to
Section 162(m). The Company is evaluating the impact of these new provisions to determine whether any changes should be made in the Company's compensation practices.

     Compensation decisions for all executives, including Mr. Manoogian, the Chairman of the Board and Chief Executive Officer, are generally based on the criteria described above. In determining Mr. Manoogian's 1993 compensation, the Compensation Committee noted the relatively low level of his previous cash compensation and considered his strong leadership in undertaking significant actions in the areas of restructuring the Company and strengthening its balance sheet. The Compensation Committee also recognized Mr. Manoogian's direction of the Company under the difficult economic conditions in the Company's markets over the past several years and the significant increase in the Company's stock price. Based upon the above factors the Compensation Committee increased Mr. Manoogian's 1993 salary and year-end bonus.

                                                          Eugene A. Gargaro, Jr.
                                                          Peter A. Dow
                                                          John A. Morgan

                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table summarizes the annual and long-term compensation of the Company's executive officers for 1993, 1992 and 1991.

                                                                    LONG-TERM
                                                                  COMPENSATION
                                                             -----------------------
                                                                     AWARDS
                                                             -----------------------
                                 ANNUAL COMPENSATION         RESTRICTED   SECURITIES
    NAME AND PRINCIPAL       ----------------------------      STOCK      UNDERLYING       ALL OTHER
         POSITION            YEAR     SALARY      BONUS      AWARDS(1)     OPTIONS      COMPENSATION(3)
- --------------------------   ----    --------    --------    ---------    ----------    ---------------
Richard A. Manoogian,.....   1993    $300,000    $200,000        0            0             $22,000
  Chairman of the Board
     and                     1992     200,000      80,000        0          800,000          22,000
  Chief Executive
     Officer(4)              1991     200,000      80,000        0            0               **

Lee M. Gardner,...........   1993    $474,000    $250,000    $ 205,000        0             $31,000
  President and Chief        1992*    361,000     154,000      315,000      100,000          29,000
  Operating Officer

Timothy Wadhams,..........   1993    $272,000    $143,000    $ 118,000        4,211(2)      $24,000
  Vice President --          1992     240,000     107,000        0            0              23,000
  Controller and Treasurer   1991     220,000      77,000        0          150,000           **

- -------------------------
 * Mr. Gardner became an executive officer in 1992. Consequently, the table does not set forth information for 1991, but information for 1992 includes the entire year.

** In accordance with the transitional provisions applicable to the rules on executive officer compensation disclosure adopted by the Securities and Exchange Commission, no amounts are required to be shown under "All Other Compensation" for 1991.

(1) This column sets forth the dollar value as of the date of grant of restricted stock awarded under the Company's 1991 Long Term Stock Incentive Plan (the "1991 Plan"). Restricted stock awards are described in more detail under "Executive Compensation Committee Report." Mr. Manoogian and Mr. Wadhams hold restricted long-term incentive awards of Company Common Stock granted to them under Masco Corporation's plans at or prior to the 1984 restructuring of Masco Corporation discussed under "Certain Relationships and Related Transactions;" the cost of such awards is expensed by the Company as they vest, except that there is no cost to the Company with respect to Mr. Manoogian's awards. As of December 31, 1993, the aggregate number and market value of unvested restricted award shares of Company Common Stock held by each of the executive officers which are expensed by the Company over their remaining term were: Mr. Manoogian -- 18,000 shares valued at $500,000; Mr. Gardner -- 70,100 shares valued at $1,945,000; and Mr. Wadhams -- 44,000 shares valued at $1,221,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(2) No original stock option grants were made in 1993. The option shown in that year was a restoration option due to the exercise of a prior stock option.

(3) This column includes (a) Company contributions of $13,610 to the Company's Profit Sharing Plan for 1993 for the accounts of each of the executive officers (other than Mr. Manoogian who does not participate in the Plan), and (b) cash payments made pursuant to certain tandem rights associated with the annual vesting of certain restricted stock awards granted in 1989, as follows: Mr. Manoogian -- $22,000; Mr. Gardner -- $17,000; and Mr. Wadhams -- $10,000. For further information regarding these rights, see "Certain Relationships and Related Transactions."

(4) The foregoing does not reflect 1993 salary Mr. Manoogian received from TriMas Corporation as its Chairman of the Board ($100,000) or salary and bonus from Masco Corporation as its Chairman of the Board and Chief Executive Officer.

Option Grant Table


                                                                                        POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                ----------------------------------------------------       ANNUAL RATES OF
                                              % OF TOTAL                                    STOCK PRICE
                                                OPTIONS                                   APPRECIATION FOR
                                                GRANTED                                    OPTION TERM(2)
                                 OPTIONS      TO EMPLOYEES    EXERCISE    EXPIRATION    ------------------
            NAME                GRANTED(1)      IN 1993        PRICE         DATE         5%         10%
- -----------------------------   ----------    ------------    --------    ----------    -------    -------
Richard A. Manoogian                 0
Lee M. Gardner                       0
Timothy Wadhams                    4,211          15.7%         $26        12/10/97    $23,630    $50,900

- -------------------------
(1) The sole option granted in 1993 was a restoration option, and was equal to the number of shares delivered to exercise a prior option. The restoration option shown in the table is exercisable in June 1994. For further information, see "Executive Compensation Committee Report."

(2) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

Option Exercises and Year-End Value Table

     The following table sets forth information concerning each exercise of stock options during 1993 by each executive officer and the value at December 31, 1993 of unexercised options held by such individuals. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1993 (when the closing price of Company Common Stock was $27 3/4 per share.) The value actually realized upon future option exercises by the executive officers will depend on the value of Company Common Stock at the time of exercise.

     AGGREGATE OPTION EXERCISES IN 1993, AND DECEMBER 31, 1993 OPTION VALUE

                                                           SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED                IN-THE-MONEY
                                                                 OPTIONS AT                      OPTIONS AT
                             SHARES                          DECEMBER 31, 1993               DECEMBER 31, 1993
                            ACQUIRED        VALUE       ----------------------------    ----------------------------
          NAME             ON EXERCISE     REALIZED     UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE    EXERCISABLE
          ----             -----------    ----------    -------------    -----------    -------------    -----------
Richard A. Manoogian....        0              0          1,300,000        500,000       $26,050,000     $ 8,750,000
Lee M. Gardner..........      44,000      $  627,000        348,000         36,000         7,133,000         670,500
Timothy Wadhams.........     102,000       1,151,250        172,211           0            3,691,370            0

Retirement Plans

     The executive officers other than Mr. Manoogian participate in a Pension Plan maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 (subject to maximum limits under federal pension law) for various levels of compensation and service under the Pension Plan.

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE(1)
                          ------------------------------------------------------------------
        REMUNERATION(2)      5         10          15          20          25          30
        ---------------   -------    -------    --------    --------    --------    --------
           $100,000       $ 5,645    $11,290    $ 16,935    $ 22,580    $ 28,225    $ 33,870
            200,000        11,290     22,580      33,870      45,161      56,451      67,741
            300,000        16,935     33,870      50,806      67,741      84,676     101,611
            400,000        22,580     45,161      67,741      90,321     112,902     118,800
            500,000        28,225     56,451      84,676     112,902     118,800     118,800
            600,000        33,870     67,741     101,611     118,800     118,800     118,800

- -------------------------
(1) The Pension Plan provides for credited service and common vesting on account of employment with the Company, Masco Corporation, TriMas Corporation and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the Pension Plan's calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation or TriMas Corporation plan. Messrs. Gardner and Wadhams have approximately 7 and 18 years of credited service, respectively.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement. The amount of cash compensation in the Summary Compensation Table that can be used for determining benefit accruals under the Pension Plan is limited by federal pension law to $222,220 for 1991, $228,860 for 1992 and $235,840 for 1993.

     Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's Pension Plan and supplemental disability benefits. Each participant is designated by the Compensation Committee or the Chairman of the Board (and approved by the Compensation Committee in the case of Company officers) to receive annually upon retirement on or after age 65, an amount which, when combined with benefits under the Company's Pension Plan and Profit Sharing Plan (valued as annuities) and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation received from the Company (limited to base salary and regular year-end cash bonus) up to a combined maximum annual payment of $500,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. Except for Mr. Manoogian, the executive officers participate in this plan.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total shareholder return on Company Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Manufacturing Diversified Index for the period commencing January 1, 1989 and ending December 31, 1993. The graph assumes investments of $100 on January 1, 1989 in the Company Common Stock, the S&P 500 Stock Index and the S&P Manufacturing Diversified Index.

                                                                   S&P Manu-
      Measurement Period                                         facturing Di-
    (Fiscal Year Covered)          MascoTech        S&P 500        versified
1988                                    100.00          100.00          100.00
1989                                     71.76          131.69          109.35
1990                                     44.71          127.61          110.15
1991                                     44.71          166.49          134.98
1992                                    108.24          179.18          146.31
1993                                    261.60          197.23          177.76

     The table below sets forth the value as of December 31 of each of the years indicated of $100 investments made on January 1, 1989 in the Company Common Stock, the S&P 500 Stock Index and the S&P Manufacturing Diversified Index.

                                                                   S&P Manu-
      Measurement Period                                         facturing Di-
    (Fiscal Year Covered)          MascoTech        S&P 500        versified
1988                                   $100.00          100.00          100.00
1989                                    $71.76          131.69          109.35
1990                                    $44.71          127.61          110.15
1991                                    $44.71          166.49          134.98
1992                                   $108.24          179.18          146.31
1993                                   $261.60          197.23          177.76

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Messrs. Dow, Gargaro and Morgan. Mr. Dow became a member of the Compensation Committee in December 1993, replacing Mr. Fink who passed away in October 1993. From time to time Morgan Lewis Githens & Ahn, of which Mr. Morgan is a partner, performs investment banking and other services for the Company and Masco Corporation. For 1993, the Company paid such firm aggregate fees of $500,000, plus expenses, for financial advisory and consulting services. In October 1993, Mr. Gargaro became the Vice President and Secretary of Masco Corporation. During the year, Mr. Gargaro and the law firm in which he was a partner (prior to October 1993) performed legal services for the Company, Masco Corporation, TriMas Corporation and certain of their respective Directors and officers. Mr. Gargaro is the Secretary of the Company although he is not an employee. Mr. Manoogian, an executive officer of the Company, is a director of Masco Corporation. Mr. Gargaro, an executive officer of Masco Corporation, serves on the Compensation Committee of the Company.

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

MASCO CORPORATION RESTRUCTURING

     The Company became a publicly owned company in July 1984 as part of a restructuring of Masco Corporation, a manufacturer of building and home improvement and home furnishings products for the home and family. As part of the restructuring, the Company entered into certain agreements with Masco Corporation.

Masco Corporation Corporate Services Agreement

     Under a Corporate Services Agreement, Masco Corporation provides the Company and its subsidiaries with office space for its executive offices, use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for the Company's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and confidential treatment of information which may arise from Masco Corporation's performance of research and development services on behalf of the Company. The Company paid Masco Corporation approximately $11 million for 1993 under this agreement, which is terminable by the Company at any time and by Masco Corporation at the end of any calendar year, in each case upon at least 90 days notice.

Masco Corporation Corporate Opportunities Agreement

     The Company and Masco Corporation have entered into a Corporate Opportunities Agreement to address potential conflicts of interests with respect to future business opportunities. This agreement materially restricts the ability of either party to enter into businesses in which the other party is engaged, without the consent of the other party. It will continue in effect until one year after the termination of the Corporate Services Agreement, and thereafter will be renewed automatically for one-year periods, subject to termination by either party at least 90 days prior to any such scheduled renewal date.

Masco Corporation Stock Repurchase Agreement

     Under a Stock Repurchase Agreement, Masco Corporation has the right to sell to the Company, at fair market value, shares of Company Common Stock if Masco Corporation's ownership of Company Common Stock would exceed 49 percent as a result of the Company's repurchases of Company Common Stock. Masco Corporation has advised the Company that it intends to exercise such right whenever necessary to prevent its ownership of Company Common Stock from exceeding 49 percent of the Company Common Stock then outstanding.

Masco Corporation Assumption and Indemnification Agreement

     Under an Assumption and Indemnification Agreement, the Company assumed, and agreed to indemnify Masco Corporation against, substantially all of the liabilities and obligations of the businesses transferred to it in Masco Corporation's 1984 restructuring, including claims and litigation pending at the time of the transfer or asserted thereafter based on events or circumstances that occurred or existed prior to the transfer.

TRIMAS CORPORATION

     Effective October 1, 1988, the Company transferred to TriMas Corporation various businesses and cash in exchange for common stock and other securities of TriMas described below. In a related transaction, Masco Corporation, which prior to such transfer had an equity ownership interest in TriMas, purchased for cash additional TriMas common stock. As part of these transactions, the three companies entered into certain agreements described below. As of April 1, 1994, the Company and Masco Corporation owned 42.5 percent and 5.3 percent, respectively, of the outstanding TriMas common stock.

TriMas Corporate Services Agreement

     Under a Corporate Services Agreement, Masco Corporation provides TriMas and its subsidiaries with use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services, in return for TriMas' payment of an annual base service fee of .8 percent of TriMas' consolidated annual net sales, subject to adjustments. This agreement also provides for various license rights and the confidential treatment of certain information which may arise from Masco Corporation's performance of research and development services on behalf of TriMas. TriMas paid Masco Corporation approximately $2.4 million for 1993 under this agreement, which is terminable by TriMas at any time upon at least 90 days notice and by Masco Corporation at the end of any calendar year upon at least 180 days notice.

TriMas Corporate Opportunities Agreement

     The Company, Masco Corporation and TriMas have entered into a Corporate Opportunities Agreement to address potential conflicts of interest with respect to future business opportunities. It materially restricts TriMas' ability to enter into businesses in which the Company or Masco Corporation are engaged without the consent of the Company or Masco Corporation. This agreement will continue in effect until at least two years after the termination of the TriMas Corporate Services Agreement and thereafter will be renewed automatically for one-year periods, subject to termination by any party at least 90 days prior to any such scheduled renewal date.

TriMas Stock Repurchase Agreement

     Under a Stock Repurchase Agreement, the Company and Masco Corporation have the right to sell to TriMas, at fair market value, shares of TriMas common stock under certain circumstances that would result in an increase in their respective ownership of the then outstanding TriMas common stock. The Company and Masco Corporation have advised TriMas that they intend to exercise their respective rights whenever necessary to prevent their ownership of TriMas common stock from equaling or exceeding 50 percent and 20 percent, respectively, of the TriMas common stock then outstanding or if the Company or Masco Corporation then determines such action to be in its respective best interest.

TriMas Assumption and Indemnification Agreement

     Under an Assumption and Indemnification Agreement, TriMas assumed the liabilities and obligations of the businesses acquired by TriMas from the Company, including claims and litigation pending at the time of the acquisition or asserted thereafter based on events which occurred prior to October 1, 1988, but excluding certain income tax and other specified liabilities.

OTHER RELATED TRANSACTIONS

     In March 1993, the Company and Masco Corporation partially restructured their affiliate relationships through transactions that reduced Masco Corporation's common equity ownership of the Company from approximately 47 percent to approximately 35 percent and resulted in the Company's acquisition of Masco Corporation's investment in Emco Limited, a major Canadian-based manufacturer and distributor of building and energy-related products. As part of the restructuring, the Company acquired from Masco Corporation approximately 43 percent of the outstanding common stock and convertible debentures of Emco, 10 million shares of Company Common Stock and 775,000 shares of the Company's 12% Exchangeable Preferred Stock (which was issued in connection with the Company's repurchase in 1990 of a portion of its Common Stock then held by Masco Corporation). In exchange, Masco Corporation received from the Company $87.5 million in cash, one million shares of the Company's 10% Exchangeable Preferred Stock (liquidation value of $100 million) and seven-year warrants to purchase 10 million shares of Company Common Stock at $13 per share. Masco Corporation may not exercise the warrants if such exercise would increase Masco Corporation's common equity ownership of the Company to above 35 percent. Masco Corporation also entered into an agreement to purchase from the Company at the Company's option within two years up to $200 million aggregate amount of additional securities, consisting of exchangeable preferred stock (not to exceed $100 million) and subordinated debentures. In addition, the Company agreed to file registration statements under the federal securities laws to enable Masco Corporation from time to time to publicly dispose of securities of the Company held by Masco Corporation. The determination of the amount of consideration exchanged by the Company and Masco Corporation and other terms of the transactions resulted from negotiations between the parties.

     In November 1993, the Company repurchased the one million shares of its 10% Exchangeable Preferred Stock (liquidation value of $100 million) held by Masco Corporation for cash at the liquidation value, plus an amount equal to the accrued and unpaid dividends from October 1, 1993. Concurrently the March 1993 securities purchase agreement was modified so that Masco Corporation is now obligated thereunder to purchase from the Company at its option through March 31, 1997 up to $200 million of subordinated debentures. In addition, the Company called for redemption all of its $187 million aggregate principal amount of 6% Convertible Subordinated Debentures Due 2011, $130 million of which were held by Masco Corporation. Masco Corporation converted its 6% Debentures into 7.2 million shares of Company Common Stock. For 1993, the Company paid approximately $16.2 million to Masco Corporation as interest on the 6% Debentures and dividends on the 12% Preferred Stock and the 10% Preferred Stock then held by Masco Corporation.

     MascoTech GmbH, a foreign subsidiary of the Company and Masco GmbH, a German subsidiary of Masco Corporation have from time to time advanced excess funds held in such foreign country to one another, to be used for working capital. The parties negotiated a fluctuating rate of interest for these loans. The largest amount payable to MascoTech GmbH during 1993 was approximately $.5 million and the largest amount payable to Masco GmbH during 1993 was approximately $1.0 million.

     TriMas acquired several businesses from Masco Corporation in early 1990 and is obligated to make additional purchase price payments if the combined profitability of such businesses reaches certain levels. As part of the transaction, Masco Corporation agreed to indemnify TriMas against certain liabilities of the acquired businesses.

     The Company participates with Masco Corporation and TriMas in a number of national purchasing programs, which enable each of them to obtain favorable terms from certain of their service and product suppliers. From time to time, sales of products and services and other transactions may occur among the Company, Masco Corporation and TriMas. For 1993, as a result of such sales and other transactions, the Company paid approximately $.4 million and $2.4 million to Masco Corporation and TriMas, respectively, and received approximately $4.4 million and $1.5 million from Masco Corporation and TriMas, respectively. In addition, Masco Corporation paid approximately $2.3 million to TriMas for 1993 as a result of such sales and other transactions.

     In 1988 the Company and Masco Corporation jointly established Masco Capital Corporation to seek business and other investment opportunities of mutual interest that for various reasons were viewed as more appropriate undertakings on a joint basis rather than individually. In 1988 Masco Capital made an investment in Payless Cashways, Inc., a building materials specialty retailer. In connection with this investment, Payless entered into a multi-year supply agreement with Masco Corporation covering the purchase of certain competitively priced products of Masco Corporation and any affiliate designated by Masco Corporation, including the Company. In December 1991, the Company sold its 50 percent ownership interest in Masco Capital to Masco Corporation for approximately $49.5 million and may receive additional payments based upon any aggregate net increase in the value of Masco Capital's remaining investments through late 1994.

     As previously disclosed, the Company devised an incentive program to assist in the retention of corporate officers and senior corporate operating executives by providing them with the opportunity to purchase in 1989, on a restricted basis, shares of TriMas common stock owned by the Company. Shares were purchased by the participants at a price of $11 1/4 per share (all share amounts and per share prices in this paragraph have been adjusted for the 100 percent common stock distributions effected by TriMas in 1990 and 1993). Payment of the purchase price was made in the form of a promissory note from each participant to the Company, maturing on June 30, 1994 and bearing interest at the rate of 7 percent per annum payable at maturity. If a participant's employment should be terminated at the request of the Company (other than following certain events constituting a change in control of the Company or Masco Corporation), the participant's promissory note would remain payable on the original maturity date but without interest. In that event, however, the Company would retain the right to reacquire any unsold shares at the original purchase price and, in the case of shares which a participant has sold, to recover the original purchase price plus the participant's net after-tax profits accruing from the sold shares. The participating executive officers of the Company purchased TriMas shares as follows, and have paid off their promissory notes with prepayments beginning in 1992 except as otherwise stated: Erwin H. Billig -- 200,000 shares; Lee M. Gardner -- 60,000 shares; Richard A. Manoogian -- 800,000 shares (in addition to 640,000 shares purchased from Masco Corporation pursuant to a similar program) (no prepayments); and Timothy Wadhams -- 120,000 shares.

     In 1989 the Company made long-term restricted stock awards to a large number of Company employees that were combined with tandem rights to phantom TriMas shares. The value of a phantom TriMas share is deemed to be equal to the value of a share of TriMas common stock. At the time of the grant the aggregate value of the shares of Company Common Stock awarded to each participant was equal to the aggregate value of the alternative phantom TriMas shares that were awarded. The phantom TriMas shares vest on the same schedule as the shares of Company Common Stock. On each vesting date the participant receives the benefit of the then current value of the vesting shares of Company Common Stock or the then current value of the vesting phantom TriMas shares, whichever is greater. If the value of the vesting phantom TriMas shares is greater, the participant receives the vesting shares of Company Common Stock and the excess is paid in cash. If the value of the vesting phantom TriMas shares is less, the participant receives only the vesting shares of Company Common Stock.

     In December 1993, TriMas called for redemption all of its $100 Convertible Participating Preferred Stock, which was held solely by the Company. The Company exercised its right to convert the preferred stock into approximately 7.8 million shares of TriMas common stock.

     In November 1993, as part of its plan to dispose of its energy related businesses, the Company sold to TriMas Lamons Metal Gasket Co., for a purchase price of $60 million plus additional future payments contingent upon the level of profitability of Lamons. The determination of the amount of consideration received by the Company from TriMas and the terms of the transaction resulted from extensive negotiations between the parties. As part of the transaction, the Company agreed to indemnify TriMas against certain liabilities of the acquired business.

     The Company pays Erwin H. Billig, the Company's Vice Chairman of the Board and former President and Chief Operating Officer, $15,000 per month for consulting and advisory services.

     Subject to certain conditions, and upon request, TriMas has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of TriMas common stock held by the Company and Masco Corporation. In addition, the Company and Masco Corporation entered into arrangements with TriMas pursuant to which TriMas has registered shares of TriMas common stock held by certain executives of the Company and Masco Corporation, under incentive programs established by such companies, and has agreed to register the shares held by Mr. Manoogian under such programs. TriMas bears substantially all of the expense of such filings, other than fees and expenses of underwriters and counsel for Masco Corporation and the Company, and provides indemnification against certain liabilities arising from such transactions.

     Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with Masco Corporation, TriMas and others. The Masco Corporation and TriMas Corporate Opportunities Agreements and other aspects of the relationships among the three companies may affect their ability to make acquisitions and develop new businesses under certain circumstances. Four persons affiliated with Masco Corporation are members of the Company's Board of Directors and three persons affiliated with Masco Corporation are members of TriMas' Board of Directors. Persons affiliated with the Company constitute one-half of the Board of Directors of TriMas. Mr. Manoogian, the Company's Chairman of the Board and Chief Executive Officer, is also the Chairman of the Board and Chief Executive Officer of Masco Corporation and the Chairman of the Board of TriMas and is a significant stockholder of all three companies. Mr. Morgan, who is a Director of the Company, is also a Director of Masco Corporation and TriMas. Another Director of the Company, Mr. Mosteller, is also an executive officer of Masco Corporation. Mr. Gargaro, a Director and the Secretary of the Company, is also an executive officer and Secretary of Masco Corporation and a Director and the Secretary of TriMas. Certain Directors, officers and other key employees of the Company receive benefits based upon the value of the common stock of the Company, Masco Corporation and TriMas under certain Company and Masco Corporation incentive compensation programs. See "Compensation of Executive Officers". Because of these relationships, an independent committee of the Company's Board of Directors reviews its significant transactions with affiliated companies.

     The following table sets forth the number of shares of Masco Corporation and TriMas Corporation common stock beneficially owned as of April 1, 1994 by the Company's Directors and executive officers and by its Directors and executive officers as a group:


                                                              SHARES OF            SHARES OF
                                                           COMMON STOCK OF       COMMON STOCK OF
                                                          MASCO CORPORATION    TRIMAS CORPORATION
                         NAME                             BENEFICIALLY OWNED   BENEFICIALLY OWNED
- -------------------------------------------------------   -----------------    ------------------
Erwin H. Billig........................................           2,800                51,480
Peter A. Dow...........................................               0                     0
Lee M. Gardner.........................................             400                10,000
Eugene A. Gargaro, Jr..................................       2,334,140                55,572
Richard A. Manoogian...................................       3,927,398             1,801,852
John A. Morgan.........................................           1,600                 8,000
Richard G. Mosteller...................................         136,594                     0
Timothy Wadhams........................................             700                44,484
All 8 Directors and executive officers of the Company
  as a group (excluding subsidiary, divisional and
  group executives)....................................       4,138,632             1,969,388

     The only Directors or executive officers of the Company who beneficially own one percent or more of Masco Corporation or TriMas common stock are Mr. Manoogian, who owns 2.5 percent of Masco Corporation common stock and 4.9 percent of TriMas common stock, and Mr. Gargaro, who owns 1.5 percent of Masco Corporation common stock. Directors and executive officers of the Company as a group own 2.6 percent of Masco Corporation common stock and 5.5 percent of TriMas common stock. Shares beneficially owned by Messrs. Manoogian and Gargaro and by all Directors and executive officers of the Company as a group include in each case 2,265,000 shares of Masco Corporation common stock and 2,000 shares of TriMas common stock owned by a charitable foundation, of which Messrs. Manoogian and Gargaro are Directors. Shares owned by Mr. Manoogian and by the Directors and executive officers of the Company as a group include in each case 75,200 shares of Masco Corporation common stock and 31,008 shares of TriMas common stock owned by a charitable foundation of which Mr. Manoogian is Director. Shares beneficially owned by Mr. Gargaro and by all Directors and executive officers of the Company as a group include in each case 23,200 shares of Masco Corporation common stock and 288 shares of TriMas common stock owned by a charitable foundation, of which Mr. Gargaro is a Director, and 25,530 shares of Masco Corporation common stock and 3,284 shares of TriMas common stock held by trusts of which Mr. Gargaro is a trustee. The Directors of the foundations and the trustees exercise voting and investment power with respect to the Masco Corporation common stock and the TriMas common stock owned by the foundations and the trusts, but Messrs. Manoogian and Gargaro disclaim beneficial ownership of such shares. Share ownership of Masco Corporation common stock includes shares issuable under stock options of Masco Corporation that are exercisable prior to May 31, 1994 (577,740 shares for Mr. Manoogian, 56,722 shares for Mr. Mosteller and 634,462 shares for all Directors and executive officers of the Company as a group) and unvested restricted award shares of Masco Corporation common stock issued under Masco Corporation's restricted stock incentive plan (20,410 shares for Mr. Gargaro, 61,148 shares for Mr. Manoogian, 27,560 shares for Mr. Mosteller and 109,118 shares for all Directors and executive officers of the Company as a group). Shares are owned with sole voting and investment power, except for shares owned by such foundations and trusts, shares of Masco Corporation common stock issuable upon the exercise of options and unvested restricted award shares of Masco Corporation common stock issued under Masco Corporation's restricted stock incentive plan, the transfer of which is restricted. Mr. Manoogian may be deemed to be a controlling person of Masco Corporation by reason of his significant ownership of Masco Corporation common stock and his position as a Director and an executive officer of Masco Corporation. Mr. Manoogian, Masco Corporation and the Company each may be deemed a controlling person of TriMas by reason of their respective ownership of TriMas common stock, Mr. Manoogian's position as a Director and an executive officer of TriMas, and Masco Corporation's ownership of Company Common Stock.

                            STOCKHOLDERS' PROPOSALS

     Stockholders' proposals intended to be presented at the 1995 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 19, 1994, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                            INDEPENDENT ACCOUNTANTS

     The firm of Coopers & Lybrand has acted as the Company's independent accounting firm for a number of years and is so acting during the current year. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                              By Order of the Board of Directors

                                                      /s/ EUGENE A. GARGARO, JR.
                                                          EUGENE A. GARGARO, JR.
                                                                       Secretary

Taylor, Michigan
April 18, 1994

                                MASCOTECH, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           AT CORPORATE HEADQUARTERS
                              21001 VAN BORN ROAD
                             TAYLOR, MICHIGAN 48180

  [Meeting Location Map (See Appendix) Directions to MascoTech Headquarters]

FROM DOWNTOWN DETROIT (EAST)
- - Take I-94 west to the Pelham Road exit.
- - Turn right onto Pelham Road and travel to Van Born Road.
- - Turn left onto Van Born Road and proceed to the corporate office.

FROM METRO AIRPORT (WEST)
- - Take I-94 east to Pelham/Southfield Road exit.
- - Turn left onto Pelham and travel to Van Born Road.
- - Turn left onto Van Born Road and proceed to the corporate office.

FROM SOUTHFIELD/BIRMINGHAM (NORTH)
- - Take the Southfield Freeway to the Outer Drive/Van Born Road exit.
- - Stay on the service drive and proceed to Van Born Road.
- - Bear right onto Van Born Road and travel to the corporate office.

FROM TOLEDO (SOUTH)
- - Take I-75 north to the Telegraph Road north exit.
- - Proceed on Telegraph Road north to Van Born Road.
- - Turn right on Van Born Road and proceed to the corporate office.

       Proxy For Annual Meeting of Stockholders to be held May 17, 1994

                                MASCOTECH, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, hereby revoking any Proxy heretofore given, appoints
RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of MascoTech, Inc. to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 17, 1994 at 2:00 P.M. Eastern daylight time and at any adjournment thereof:

1.) As indicated on the reverse hereof; and 2.) In their discretion upon such other business as may properly come before the meeting.

             (Continued and to be signed and dated on other side.)




Comments/Address Change: _______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

- -------------------------------------------------------------------------------
(Continued from reverse side.)

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                                                                                                                For All     With-
                                                                                                     For        Except      hold
1.) Election of Directors                                                                            / /        / /         / /
    CLASS III:  ERWIN H. BILLIG AND JOHN A. MORGAN
If elected, Class III nominees will serve until the 1997 Annual
Meeting  of Stockholders or until their respective successors are elected and qualified.

AUTHORITY TO VOTE FOR EITHER NOMINEE MAY BE WITHHELD BY STRIKING
THROUGH THE NAME OF SUCH NOMINEE AND MARKING THE "FOR ALL EXCEPT"
BOX.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN
ACCORDANCE WITH THE SPECIFICATIONS ABOVE.  IF SPECIFICATIONS ARE
NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF BOTH
NOMINEES.



                                                                        Mark box at right if any comment or address       / /
                                                                        change are noted on the reverse side.

                                                                        NOTE:  Please date, sign and return this Proxy promptly in the enclosed envelope.  Executors, administrators, trustees, etc. should so indicate when signing.  If the signature is for a corporation, please sign the full corporate name by an authorized officer.  If the signature is for a partnership, please sign the full partnership name by an authorized
                                                                        partner.  If shares are registered in more than one name,
                                 DATE_________________________________  all holders should sign.

______________________________________________________________________
SHAREHOLDER SIGN HERE       JOINT OWNER SIGN HERE                                                   RECORD DATE SHARES:


       Proxy For Annual Meeting of Stockholders to be held May 17, 1994

                                MASCOTECH, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Preferred Stock (each such share representing four-fifths of one vote) registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of MascoTech, Inc. to be held at the offices of the Company at 21001 Van Born Road, Taylor, Michigan 48180, on Tuesday, May 17, 1994 at 2:00 P.M. Eastern daylight time and at any adjournment thereof:

1.) As indicated on the reverse hereof; and 2.) In their discretion upon such other business as may properly come before the meeting.

             (Continued and to be signed and dated on other side.)




Comments/Address Change: _______________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

- -------------------------------------------------------------------------------
(Continued from reverse side.)

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                                                                                                                For All     With-
                                                                                                     For        Except      hold
1.) Election of Directors                                                                            / /        / /         / /
    CLASS III:  ERWIN H. BILLIG AND JOHN A. MORGAN
If elected, Class III nominees will serve until the 1997 Annual
Meeting of Stockholders or until their respective successors are elected and qualified.

AUTHORITY TO VOTE FOR EITHER NOMINEE MAY BE WITHHELD BY STRIKING
THROUGH THE NAME OF SUCH NOMINEE AND MARKING THE "FOR ALL EXCEPT"
BOX.  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN
ACCORDANCE WITH THE SPECIFICATIONS ABOVE.  IF SPECIFICATIONS ARE
NOT MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF BOTH
NOMINEES.



                                                                        Mark box at right if any comment or address       / /
                                                                        change are noted on the reverse side.

                                                                        NOTE:  Please date, sign and return this Proxy promptly in the enclosed envelope.  Executors, administrators, trustees, etc. should so indicate when signing.  If the signature is for a corporation, please sign the full corporate name by an authorized officer.  If the signature is for a partnership, please sign the full partnership name by an authorized
                                                                        partner.  If shares are registered in more than one name,
                                 DATE_________________________________  all holders should sign.

______________________________________________________________________
SHAREHOLDER SIGN HERE       JOINT OWNER SIGN HERE                                                   RECORD DATE SHARES:


   APPENDIX OF GRAPHICAL MATERIALS PURSUANT TO REGULATION S-T ITEM 304(a)





On the Back Cover:     A map which shows the location area of the Detroit
                       Metropolitan Area where the Company headquarters are.